Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statements on Form S-3 (Nos. 333-263820 and 333-260833) and Form S-8 (Nos. 333-282773, 333-253340 and 333-260834) of Expand Energy Corporation of our audit letter, dated February 14, 2024, with respect to estimates of reserves and future net revenues to the Southwestern Energy Company interest, as of December 31, 2023, which is incorporated by reference in this Current Report on Form 8-K. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into such Registration Statements.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Houston, Texas

November 15, 2024